Exhibit 5.1

[LETTERHEAD OF SMITH, GAMBRELL & RUSSELL, LLP]

December 20, 2002

Board of Directors
Radiant Systems, Inc.
3925 Brookside Parkway
Alpharetta, Georgia 30022

RE:  Radiant Systems, Inc.
Registration Statement on Form S-3
85,464 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Radiant Systems, Inc. (the “Registrant”), and are familiar with the preparation and filing of the Registrant’s Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission on or about December 23, 2002, pursuant to which the Registrant is registering the resale by certain of its shareholders of 85,464 shares of its common stock (the “Registration Statement”).

We have examined, and are familiar with, the originals or copies, certified or otherwise, of the documents, corporate records and other instruments of the Registrant relating to the issuance of common stock covered by the Registration Statement which we deem relevant and which form the basis of the opinion hereinafter set forth.

We are of the opinion that the 85,464 shares of the Registrant’s common stock covered by the Registration Statement to be sold by the selling shareholders referenced therein have been duly authorized and validly issued by the Registrant, and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, SMITH, GAMBRELL & RUSSELL, LLP

/S/ ARTHUR JAY SCHWARTZ
Arthur Jay Schwartz